EXHIBIT 4.17

FORM OF AMENDED AND RESTATED SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AND CONSENTS

This AMENDED AND RESTATED SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENTS (this “Amendment”) is dated as of December 14, 2004, and entered into by and among EARLE M. JORGENSEN HOLDING COMPANY, INC., a Delaware corporation (“Holding”), EARLE M. JORGENSEN COMPANY, a Delaware corporation (the “Borrower”), the banks and other financial institutions signatory hereto that are parties as Lenders to the Credit Agreement referred to below (the “Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), as agent for the Lenders (in such capacity, the “Agent”).

Recitals

Whereas, the Borrower, Holding, the Lenders, the Agent and Deutsche Bank Securities, Inc., as Lead Arranger and Sole Book Runner, have entered into that certain Second Amended and Restated Credit Agreement dated as of March 3, 1993, amended and restated as of March 24, 1998 and further amended and restated as of April 12, 2002, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement and Consent dated as of May 22, 2002 (as so amended, the “Credit Agreement”; capitalized terms used in this Amendment without definition shall have the meanings given such terms in the Credit Agreement); and

Whereas, the Borrower, Holding, the Lenders and the Agent executed and delivered that certain Second Amendment to Second Amended and Restated Credit Agreement and Consent dated as of February 19, 2004 (the “Prior Amendment”), in connection with a proposed financial restructuring, but such Prior Amendment never became effective in accordance with its terms;

Whereas, in lieu of the merger and restructuring transactions described in the Prior Amendment, the Borrower and Holding propose to effect a financial restructuring in connection with an initial public offering of the common stock of the Borrower and have requested that the Lenders and the Agent consent to the transactions described herein and effect certain amendments to the Credit Agreement related thereto;

Whereas, Holding, the Borrower and the Borrower’s Wholly-Owned Subsidiary, EMJ Metals LLC, propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of December 17, 2004, providing for the merger of Holding with and into EMJ Metals LLC, with EMJ Metals LLC surviving, and all of the shares of common stock of Holding converting into shares of common stock of the Borrower and all of the shares of Series A and Series B Preferred Stock of Holding converting into a combination of cash (payable solely out of proceeds of the public offering) and shares of common stock of the Borrower; and

Whereas, in connection therewith Holding and the holders of the Holding Notes and certain of Holding’s stockholders propose to enter into an Exchange Agreement dated as of December 17, 2004, providing for the exchange of all outstanding Holding Notes and Holding PIK Notes for a combination of cash (payable solely out of proceeds of the public offering) and shares of the common stock of the Borrower and the exchange of warrants to purchase shares of Holding common stock for shares of the common stock of the Borrower; and

Whereas, whether or not the public offering and the financial restructuring are effected, the Borrower intends to enter into an amendment to the consent order previously entered into in connection with the DOL Litigation, and in connection therewith to amend the ESOP and has requested that the Lenders consent to such amendments and the payments and contributions to be made pursuant thereto; and

Whereas, the Borrower, Holding, the Lenders and the Agent intend that this Amendment amend and restate the Prior Amendment in its entirety;

Now Therefore, in consideration of the premises and the mutual agreements set forth herein, the Borrower, Holding, the Lenders and the Agent agree as follows:

1. CONSENT TO MERGER, EXCHANGE OF HOLDING NOTES AND, HOLDING PIK NOTES AND PAYMENTS WITH RESPECT TO PREFERRED STOCK. By execution of this amendment, each lender hereby consents to (i) the merger of Holding with and into EMJ Metals LLC on the terms set forth in the Merger Agreement (as hereinafter defined), including the conversion of all of the shares of Holding’s Series A and Series B Preferred Stock into the right to receive cash payable solely out of the proceeds of the IPO (as hereinafter defined) and shares of the common stock of the Borrower, and all of the shares of Holding common stock into shares of the common stock of the Borrower, and (ii) concurrently therewith, the exchange of all of the Holding Notes and Holding PIK Notes for cash payable solely out of the proceeds of the IPO and shares of the common stock of the Borrower and the exchange of warrants to purchase shares of Holding common stock for shares of the common stock of the Borrower on a net exercise basis, in each case on the terms set forth in the Exchange Agreement (as hereinafter defined), all notwithstanding the restrictions contained in Sections 8.1 and 8.11 of the Credit Agreement; provided, however, that (x) the IPO (as hereinafter defined) is consummated substantially concurrently therewith and.(y) the Dissenters’ Rights Condition shall have been met.

2. AMENDMENTS TO CREDIT AGREEMENT. Subject to the conditions and on the terms set forth in this Amendment and in reliance on the representations and warranties of the Borrower and holding set forth in this Amendment, the Credit Agreement is amended as follows:

2.1 Amendments to Definitions. Section 1.1 of the Credit Agreement is amended as follows:

(a) The definitions of “Change of Control,” “Credit Parties,” “ESOP”, “Expiration Date”, “Fixed Charges”, “Guarantor”, and “Permitted Transactions” are deleted in their entirety and replaced with the following:

Change of Control shall mean (i) a “Change of Control” (or any similar term) under and as defined in the Senior Secured Note Documents, (ii) prior to the consummation of the IPO, the direct or indirect acquisition by any Person, entity or “group” (as such term is defined in Section 13(d)(3) of the Securities Exchange

Act of 1934 as amended (the “Exchange Act”)) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Borrower or Holding, other than any such Person, entity or group which is the direct transferee of any of the voting stock of the Borrower or Holding from Kelso & Company and/or its Affiliates, officers and employees of Holding or the Borrower and/or the ESOP so long as Kelso & Company and its Affiliates, officers and employees of Holding or the Borrower and/or the ESOP which owned the voting stock on the Restatement Effective Date continue to own a majority of the voting stock of the Borrower or Holding, as the case may be, (iii) prior to the Merger Effective Time, Holding shall cease to own a majority of the Voting Stock of the Borrower; (iv) after the consummation of the IPO, the direct or indirect acquisition by any Person, entity or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Borrower; or (v) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Holding or Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Holding or Borrower was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the board of directors of Holding or the Borrower then in office.

Credit Parties shall mean, collectively, the Borrower, EMJ Metals and, prior to the Merger Effective Time, Holding.

ESOP shall mean the Earle M. Jorgensen Employee Stock Ownership Plan, as in effect on the Restatement Effective Date, and as amended to the extent required by applicable law and as amended by the ESOP Amendments (and renamed the Earle M. Jorgensen Employee Stock Bonus Plan), and the Supplemental Bonus Plans.

Expiration Date shall mean April 7, 2006.

Fixed Charges for any period shall mean the sum of (i) Interest Expense, (ii) for purposes of calculating the Fixed Charge Coverage Ratio as used in Section 8.6(b)(iv)(C), Dividends paid from Available Amounts calculated for such period (other than Dividends the proceeds of which are promptly contributed to the Borrower) plus the amount of the Dividend proposed to be paid pursuant to Section 8.6(b)(iv)(C) at such time of the calculation for such purpose, and (iii) any amounts that the Borrower is required by the DOL Consent Order to pay to repurchase shares of its capital stock from participants to whom such shares were distributed from the ESOP in excess of the fair market value of such shares as determined pursuant to the most recent annual ESOP appraisal.

Guarantor shall mean, prior to the Merger Effective Time, Holding in its capacity as the guarantor under Article 12 and thereafter shall mean EMJ Metals as the successor by merger to Holding.

Permitted Transactions means: (i) reasonable and customary fees, compensation and benefits paid to officers, directors, employees or consultants of the Borrower or any of its Subsidiaries or their respective Affiliates for services rendered to the Borrower or any such Subsidiary in the ordinary course of business consistent with past practice; (ii) transfers of goods and services by or among the Borrower and its Subsidiaries and their respective Affiliates in the ordinary course of business on fair and reasonable terms, provided, that if any such transaction or series of related transactions involves payment in excess of $3,000,000, the Board of Directors of the Borrower shall determine in good faith by resolution that such transaction is on terms fair and reasonable to the Borrower, (iii) Dividends permitted under Section 8.6; (iv) prior to the Merger Effective Time, transactions pursuant to the Holding Management Agreement (provided that the 5% service fee referred to in Section 5 of the Holding Management Agreement shall not exceed $200,000 per annum) and the Tax Sharing Agreement; (v) any transactions between the Borrower or any Subsidiary and the ESOP and permitted under Sections 8.3 and 8.5; (vi) transactions between Holding, the Borrower or its Subsidiaries (other than Insurance Sub) and Insurance Sub in connection with compliance by the Borrower with Section 7.10; (vii) consummation of the Merger in accordance with the Merger Agreement; provided that all cash payments are made solely with the proceeds of the IPO; (vii) on the Merger Effective Date, exchange of the Holding Notes and Holding PIK Notes for cash and shares of common stock of the Borrower on the terms described in the Exchange Agreement, provided that all cash payments are made solely with proceeds of the IPO; (viii) on the Merger Effective Date, payment of a fee to Kelso & Company in an amount not to exceed $6,250,000, provided that the payment is either made with proceeds of the IPO or made by the Borrower and if made by the Borrower the amount of such payment shall be deducted in calculating EBITDA, (ix) payment of a special bonus to Maurice A. Nelson, Jr. in 2004 of $3,500,000; (x) if the IPO is consummated, payment of a bonus to Maurice S. Nelson, Jr. in an amount not to exceed $3,000,000 but only if such bonus is paid no earlier than March 31, 2007 and is deducted in calculating EBITDA; and (xi) contributions to the Supplemental Bonus Plans required by the DOL Consent Order and the ESOP Amendment, provided that the cash contribution shall not exceed $1,750,000.

(b) The definition of “EBITDA” is amended to add the following clause (viii) at the end of such definition:

“and (viii) plus, without duplication, the cash charge not to exceed $1,750,000 in connection with the special contribution to the ESOP pursuant to the ESOP Amendments, to the extent subtracted in calculating Consolidated Net Income for such period, determined in accordance with GAAP.

(c) The following new definitions are inserted in proper alphabetical order:

Dissenters’ Rights Condition shall mean that stockholders of Holding shall not have exercised dissenters’ or appraisal rights with respect to shares of the capital stock of Holding valued, in the aggregate, at more than $5,000,000 based on the consideration for each class of capital stock to be paid under the Merger Agreement (namely the IPO price for each share of common stock, $816.68 for each share of Series A Preferred Stock and $1,000 for each share of Series B Preferred Stock).

DOL Consent Order shall mean the Amended Consent Order and Release dated                     , 2004 in connection with Civil Action No. SACV 02-257 DOL (MLGx).

EMJ Metals shall mean EMJ Metals LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Borrower.

ESOP Amendments means the Sixth Amendment to the Earle M. Jorgensen Employee Stock Ownership Plan (amended and restated effective as of April 1, 2001) and the Seventh Amendment to the Earle M. Jorgensen Employee Stock Bonus Plan (amended and restated effective as of April 1, 2001).

Exchange Agreement shall mean that certain Exchange Agreement among Holding, the Borrower, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA-III-Earle M. Jorgensen, L.P. and Kelso Investment Associates IV, L.P..

Former Employees Plan shall mean the Former Employees Stock Bonus Plan as adopted in connection with the DOL Consent Order and the ESOP Amendments, and as amended to the extent required by law.

IPO means the initial public offering of the Borrower’s common stock.

Merger means the merger of Holding with and into EMJ Metals, with EMJ Metals surviving, pursuant to the Merger Agreement, but only if it occurs substantially concurrently with consummation of the IPO and the exchange pursuant to the Exchange Agreement.

Merger Agreement means the Agreement and Plan of Merger and Reorganization by and among Holding, the Borrower and EMJ Metals, pursuant to which Holding will merge with and into EMJ Metals, and EMJ Metals shall be the surviving entity.

Merger Effective Time shall mean the time of filing of a certificate of merger with the Secretary of State of the State of Delaware effecting the Merger.

Reorganization Documents shall mean the Merger Agreement, the Exchange Agreement, and the exhibits attached thereto.

Second Amendment shall mean the Amended and Restated Second Amendment to Second Amended and Restated Credit Agreement and Consents dated as of                     , 2004 by and among Holding, the Borrower, the Lenders and the Agent.

Second Amendment Effective Date shall mean the date on which the Second Amendment became effective in accordance with its terms.

Stock Option Plan shall mean the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan effective January 30, 1997, as amended to the Second Amendment Effective Date.

Supplemental Bonus Plans shall mean the Supplemental Stock Bonus Plan as adopted in connection with the DOL Consent Order and the ESOP Amendments, and as amended to the extent required by law and the Former Employees Plan.

2.2 Amendment to Section 7.1 (Financial Information). Clause (a)(i) of Section 7.1 is deleted in its entirety and replaced with the following:

(i) for each year ended prior to the Merger Effective Date, audited consolidated balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders’ equity of Holding as of the close of such fiscal year;.

2.3 Amendment to Section 8.1 (Consolidation, Merger, Sale or Purchase of Assets, etc). A new clause (e) is added to Section 8.1 of the Credit Agreement to read as follows:

(e) The Credit Parties may effect the Merger substantially concurrently with the IPO and the consummation of the exchange pursuant to the Exchange Agreement; provided that all cash payments for debt or equity securities of Holding may be made solely with the proceeds of the IPO and the Dissenters’ Rights Condition shall have been met.

2.4 Amendment to Sections 8.2, , 8.3, 8.4 and 8.5. Each of Sections 8.2, 8.3, 8.4 and 8.5 is amended to delete the phrase “Holding will not, and will not permit any of its Subsidiaries to” and to replace it with “Prior to the Merger Effective Time, Holding will not, and after the Merger Effective Time, the Borrower will not, nor will either of them permit any of its Subsidiaries to”.

2.5 Amendments to Section 8.6 (Dividends). Section 8.6 of the Credit Agreement is amended to

(i) insert at the beginning of clause (b) “Prior to the Merger Effective Time,”

(ii) delete clauses (A) and (B) of clause (b)(iv) and replace them with the following:

(A) pay the amounts payable to any director, officer or employee (or their estates) of Holding, the Borrower or any of its Subsidiaries upon death, disability or termination of employment of such officers and employees as required pursuant to the terms of any Shareholders’ Agreement (including any extension thereof) as in effect on the date of this Credit Agreement, the ESOP or the Stock Option Plan and pay up to $3,100,000 to cash out stock options held by Maurice S. Nelson, Jr.; provided, however, that the aggregate amount of all such payments under this clause (A) in any fiscal year of the Borrower shall not exceed $5,000,000, (B) pay amounts to repurchase shares of its capital stock from participants who were distributed such shares from, and as required under, the ESOP; provided, however, that any amounts that the Borrower is required by the DOL Consent Order or the ESOP Amendments to pay in excess of the fair market value of such shares as determined pursuant to the most recent annual ESOP appraisal shall be treated as a Fixed Charge;

(iii) add a new clause (D) at the end of clause (b)(iv) to read as follows:

(D) make cash contributions to the Employees Plan in an amount not to exceed $1,750,000; and

(iv) add the following new clauses (c) and (d):

(c) concurrently with consummation of the IPO and the Merger, the Borrower may acquire Holding Notes and Holding PIK Notes in exchange for the Borrower’s common stock and cash in accordance with the Exchange Agreement and shares of Holding’s capital stock and warrants may be converted into shares of common stock of the Borrower on the terms described in the Merger Agreement and the Exchange Agreement; provided that in each case cash payments may be made solely with proceeds of the IPO; and

(d) after the Merger Effective Date, the Borrower may pay amounts payable to any former officer or employee (or their estates) required pursuant to the Employees Plan; provided that the aggregate of all such payments under this clause (d) shall not exceed $400,000.

2.6 Amendment to Section 8.7 (Transactions with Affiliates). Clause (vi) of Section 8.7 of the Credit Agreement is deleted in its entirety and replaced with the following

(vi) cash contributions by the Borrower and its Subsidiaries to the ESOP in an amount not to exceed 10% of their aggregate cash compensation to employees during any fiscal year plus any amounts reinvested during such fiscal year by the ESOP prior to the Merger Effective Time in capital stock of Holding and contributed to the Borrower or, after the Merger Effective Time, in capital stock of the Borrower,

2.7 Amendment to Section 8.8 (Changes in Business). A new clause (d) is added to Section 8.8 of the Credit Agreement to read as follows:

(d) EMJ Metals shall not engage in any business or incur any Indebtedness.

2.8 Amendment to Section 8.11 (Limitation on Voluntary Payments, etc.). Section 8.11 of the Credit Agreement is amended to (i) delete clause (a)(ii)(z) in its entirety and replace it with the following:

(z) any provision of its Certificate of Incorporation or By Laws relating to any preferred or preference stock (other than the amendment and restatement of the Certificate of Incorporation and Bylaws of the Borrower effected at the Merger Effective Time to increase the authorized capital stock) or the Shareholders’ Agreement (other than to terminate such Shareholders’ Agreement at the Merger Effective Time) (in each case without the consent of the Agent).

and (ii) to add the following at the end of clause (b):

Notwithstanding the foregoing, the Holding Notes and Holding PIK Notes may be redeemed or acquired solely in exchange for the issuance of common stock of the Borrower and/or with the proceeds of the IPO in accordance with the terms of the Exchange Agreement at the Merger Effective Time.

2.9 Amendment to Section 11.5 (Notices). Section 11.5 of the Credit Agreement is amended to change the address and facsimile for notices to the Agent and the Lenders to:

Deutsche Bank Trust Company Americas

222 South Riverside Plaza

Floor 29SE

Chicago, IL 60606

Attention: Vik Dewanjee

Facsimile: 312-537-1327

and for notices to the Borrower to:

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, CA 90262

Attention: William S. Johnson

Facsimile: 323-567-1034

3. REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND HOLDING. In order to induce the Lenders and the Agent to enter into this Amendment, the Borrower and Holding represent and warrant to each Lender and the Agent that the following statements are true, correct and complete on the date hereof and will be true, correct and complete on the effective date of this Amendment:

3.1 Power and Authority. Each of the Credit Parties has all corporate power and authority to enter into this Amendment and the Reorganization Documents to which it is a party and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, this Amendment, the Credit Agreement as amended hereby and the Reorganization Documents and the Borrower has the corporate power and authority to effect the IPO and enter into the DOL Consent Order.

3.2 Corporate Action. The execution and delivery of this Amendment and the Reorganization Documents, the DOL Consent Order and the performance of the obligations of each Credit Party under or in respect of this Amendment, the Reorganization Documents, the DOL Consent Order and of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate action on the part of each of the Credit Parties.

3.3 No Conflict or Violation or Required Consent or Approval. The execution and delivery of this Amendment, the Reorganization Documents, the DOL Consent Order and the performance of the obligations of each Credit Party under or in respect of this Amendment, the Credit Agreement as amended hereby, the DOL Consent Order and the Reorganization Documents, and the IPO do not and will not conflict with or violate (a) any provision of the articles or certificate of incorporation or bylaws or other governing documents of any Credit Party, (b) any Requirement of Law, (c) any order, judgment or decree of any court or other governmental agency binding on any Credit Party or any of its Subsidiaries, or (d) any indenture, agreement or instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any of its Subsidiaries, or any property of any of them, is bound, and do not and will not require any consent or approval of any Person, except (i) shareholder approval of the Merger Agreement, (ii) approval by the Department of Labor of the DOL Consent Order and the ESOP Amendments and (iii) the filing of the certificate to effect the Merger.

3.4 Execution, Delivery and Enforceability. This Amendment, and the Credit Agreement as amended hereby have been duly executed and delivered by each Credit Party which is a party thereto and are the legal, valid and binding obligations of such Credit Party, enforceable in accordance with their terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights of creditors generally.

3.5 No Default or Event of Default. No event has occurred and is continuing or will result from the execution and delivery of this Amendment or the execution, delivery and performance of the Reorganization Documents or the DOL Consent Order that would constitute a Default or an Event of Default.

3.6 No Material Adverse Effect. No change or development which has had or is reasonably expected to have a Material Adverse Effect has occurred and is continuing.

3.7 Representations and Warranties. Each of the representations and warranties contained in the Credit Documents is and will be true and correct in all material respects on and as of the date hereof and as of the effective date of this Amendment, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date.

4. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. This Amendment shall be effective only if and when signed by, and when counterparts hereof shall have been delivered to the Agent (by hand delivery, mail or telecopy) by, the Borrower, Holding and the Required Lenders and only if and when each of the following conditions is satisfied:

4.1 No Default or Event of Default; Accuracy of Representations and Warranties. No Default or Event of Default shall exist and each of the representations and warranties made by the Credit Parties herein and in or pursuant to the Credit Documents shall be true and correct in all material respects as if made on and as of the date on which this Amendment becomes effective (except that any such representation or warranty that is expressly stated as being made only as of a specified earlier date shall be true and correct as of such earlier date).

4.2 Opinion of Counsel. If required by the Agent, the Borrower shall have delivered to the Agent opinion(s) of counsel in form and substance satisfactory to Agent and its counsel.

4.3 Expense Reimbursements. The Borrower shall have paid all expense reimbursements due to the Agent pursuant to Section 11.10 of the Credit Agreement.

5. EFFECT OF THIS AMENDMENT. From and after the date on which this Amendment becomes effective, this Amendment amends and restates the Prior Amendment in its entirety. From and after the date on which this Amendment becomes effective, all references in the Credit Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby. Except as expressly amended hereby or waived herein, the Credit Agreement and the other Credit Documents, including the Liens granted thereunder, shall remain in full force and effect, and are hereby ratified and confirmed.

6. APPLICABLE LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS OTHER THAN SECTION 5-1401

OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

7. COMPLETE AGREEMENT. This Amendment sets forth the complete agreement of the parties in respect of any amendment to any of the provisions of any Credit Document or any waiver thereof.

8. CATCHLINES AND COUNTERPARTS. The catchlines and captions herein are intended solely for convenience of reference and shall not be used to interpret or construe the provisions hereof. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), all of which taken together shall constitute but one and the same instrument.

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